   EXHIBIT 12. STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING
                           OPERATIONS TO FIXED CHARGES
                                   (Unaudited)

                     ELI LILLY AND COMPANY AND SUBSIDIARIES
                              (Dollars in millions)

                                        Six Months
                                          Ended
                                         June 30,                     Years Ended December 31,
                                           2001         2000        1999         1998        1997         1996
                                     -------------------------------------------------------------------------------
Consolidated pretax
  income from continuing
  operations before
  extraordinary item...............      $2,095.5     $3,858.7    $3,245.4     $2,665.0    $2,901.1     $ 2,131.3

Interest from continuing
  operations and other
  fixed charges....................         110.0        225.4       213.1        198.3       253.1         323.8

Less interest capitalized
  during the period from
  continuing operations............         (28.2)       (43.1)      (29.3)       (17.0)      (20.4)        (35.8)
                                     -------------------------------------------------------------------------------

Earnings...........................      $2,177.3     $4,041.0    $3,429.2     $2,846.3    $3,133.8     $ 2,419.3
                                     ===============================================================================


Fixed charges /1/..................      $  110.0     $  225.4    $  213.2     $  200.5    $  256.8     $   328.5
                                     ===============================================================================

Ratio of earnings to
  fixed charges....................          19.8         17.9        16.1         14.2        12.2           7.4
                                     ===============================================================================


/1/ Fixed charges include interest from continuing operations for all years presented and preferred stock dividends for 1996 through 1999.